Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 20, 2020, relating to the financial statements and financial highlights, which appears in Loomis Sayles Bond Fund’s, Loomis Sayles Fixed Income Fund’s, Loomis Sayles Global Bond Fund’s, Loomis Sayles Inflation Protected Securities Fund’s, Loomis Sayles Institutional High Income Fund’s, Loomis Sayles Investment Grade Fixed Income Fund’s, Loomis Sayles Small Cap Growth Fund’s, Loomis Sayles Small Cap Value Fund’s, and Loomis Sayles Small/Mid Cap Growth Fund’s Annual Report on Form N-CSR for the year ended September 30, 2020. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 27, 2021